April 24, 2025

Keith Pratt
Chief Financial Officer
McGrath RentCorp
5700 Las Positas Road
Livermore, CA 94551

        Re: McGrath RentCorp
            Form 10-K for Fiscal Year Ended December 31, 2024
            File No. 000-13292
Dear Keith Pratt:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services